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                              CONVERTIBLE DEBENTURE

THIS CONVERTIBLE DEBENTURE is made on the 22nd day of October, 1999 BY AND
BETWEEN:

I3DX.COM a company organized and existing under the laws of the State of Nevada (the "Company") and ELECTRIC LIGHT & GAS TECHNOLOGY, INC., a company incorporated and existing under the laws of the State of Texas, (the "Holder").

NOW THIS CONVERTIBLE DEBENTURE WITNESSES and IT IS AGREED as follows:

1.        INTERPRETATION
1.01 In this Debenture, the following terms shall have the following meanings:

                   "OBLIGATION" means all obligations and liabilities, actual or contingent, now or hereafter due, owing or incurred to the Holder by the Company in whatever currency denominated, whether on any banking or other account or otherwise in any manner whatsoever (whether alone or jointly and in whatever style, name or form and whether as principal or surety) including all liabilities in connection with foreign exchange transactions, accepting, endorsing or discounting any notes or bills, or under bonds, guarantees, indemnities, documentary or other credits or any other instruments from time to time entered into by the Holder for or at the request of the Company, together with interest to date of payment at such rates and upon such terms as may from time to time be agreed;

                   "PRINCIPAL" shall mean the amount of FIVE HUNDRED DOLLARS ($500,000.00) of the currency of the United States of America;

                   "TERM" shall mean the time period of TWO (2) years commencing on the date first above written.

1.02 Except where otherwise stated, any reference in this Debenture to any Act of the Legislature or any Section of, Schedule to or other provision of an Act of the Legislature shall be construed, at any particular time, as including references to any modification, extension or re-enactment thereof then in force and instruments, orders and regulations in force and made under or deriving validity from such Act.

1.03      Headings shall be ignored in construing this Debenture.

1.04 This Debenture shall be governed by, and construed in accordance with, the laws of the State of Nevada.

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2.    COVENANT TO PAY
2.01 The Company hereby covenants that it will discharge each Obligation when due in accordance with its terms or, in the case of an Obligation the terms of which do not provide a time for payment, immediately on demand by the Holder.

3.    INTEREST

3.01 The Company shall pay interest to date of repayment in full of the Principal (as well after as before any demand or judgment or the liquidation of the Company) at the rate of eight percent (8%) per annum, monthly in arrears until maturity, and such interest shall be compounded in the event of it not being punctually paid with quarterly rests in accordance with the usual practice of the Holder but without prejudice to the right of the Holder to require payment of such interest when due.

4.    CONVERTIBILITY

4.01 At the sole option of the Holder and upon 30 days written notice from the Holder to the Company, the Holder shall have the right, at any time during the Term of the Debenture, to convert up to one hundred percent (100%) of the Principal outstanding into Class A common stock of the Company at the conversion price of two dollars ($2.00) per share at any time prior to maturity.


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5.    COVENANTS

5.01 The Company hereby covenants with the Holder that during the continuance of this security the Company will and shall procure that each of its Subsidiaries will at all times:

          (a) conduct and carry on its business in a proper and efficient manner and not make any substantial alteration in the nature of or mode of conduct of that business and keep or cause to be kept proper books of account and records relating to such business;

          (b) observe and perform all covenants and stipulations from time to time affecting its freehold or leasehold property or the mode of user or enjoyment of the same and not, without the prior consent in writing of the Holder, enter into any onerous or restrictive obligations affecting any such property or do or suffer to be done on any such property anything which is 'development' as defined in the Development and Planning Act, 1974 as from time to time amended nor do or suffer or omit to be done any act, matter or thing whereby any provision of any Act of the legislature, order or regulation from time to time in force affecting any such property is infringed;

          (c) observe and perform all covenants and stipulations from time to time affecting its patents, patent applications, trade marks, trade names, registered designs and copyrights and all other industrial or intangible property or any license or ancillary or connected rights from time to time relating to industrial or intangible property and preserve, maintain and renew when necessary or desirable all such licenses and rights;

6.    MISCELLANEOUS

6.01 No failure or delay by the Holder in exercising any right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

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6.02     Each of the provisions of this Debenture is severable and
         distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

6.03 The Company hereby certifies that neither the execution of this Debenture nor the creation of the charges herein contained contravenes any of the provisions of the Memorandum of Association or By-laws or other constitutional documents of the Company.

6.04 Any notice or demand for payment by the Holder hereunder shall without prejudice to any other effective mode of making the same be deemed to have been properly served on the Company if served on any one of the directors or on the secretary of the Company or delivered or sent by letter, post, telex, fax or cable to the Company at its registered office or at any of its principal places of business. Any such notice or demand sent by letter post shall if posted before the last scheduled collection of letters from the place of posting on any day be deemed to have been served on the addressee at 10 a.m. on the next succeeding business day following the day of posting notwithstanding that it be undelivered or returned undelivered and in proving such service it shall be sufficient to prove that the notice or demand was properly addressed and posted. Any notice or demand sent by telex fax or cable on a business day shall be deemed to have been served at that time of dispatch. Any such notice or demand or any certificates as to the amount at any time secured hereby shall be conclusive and binding upon the Company if signed by an officer of the Holder.

6.05 In this Debenture the headings to clauses are for convenience only and have no legal effect and references to clauses and schedules are to clauses and schedules of this Debenture unless otherwise stated.

6.06 In this Debenture the expression "the Company" where the context admits includes its permitted successors and assigns whether immediate or derivative and the expression "the Holder" includes its successors and assigns whether immediate or derivative.

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IN WITNESS whereof this Debenture has been entered into the day and year first above written.

I3DX.COM                                             ELECTRIC LIGHT & GAS
TECHNOLOGY, INC.


by: /s/ Paul F. Peters                      by: /s/ S. Mort Zimmerman
    -------------------------------        -------------------------------
        President                                   President